RIDGEWOOD POWER CORPORATION


                                                              November 15, 1996



Mr. Edward M. Stern
Consolidated Hydro, Inc.
680 Washington Boulevard
Stamford, CT 06901

Curtis Thaxter Stevens Broder & Micoleau LLC
One Canal Plaza
P.O. Box 7320
Portland, ME 04112
Att:  Stephen E. Champagne, Esq.

Dear Sirs:

         This letter will confirm our agreements in connection with the Closing of the Merger Agreement (the "Merger Agreement") dated as of July 1, 1996 by and among Consolidated Hydro Maine, Inc. ("CHI Maine"), CHI Universal, Inc. ("Universal"), Consolidated Hydro, Inc. ("Parent"), Ridgewood Maine Hydro Corporation (the "General Partner') and Ridgewood Hydro Maine Partners, L.P. (the "Partnership") and the Option and Escrow Agreement between Universal, Ridgewood Electric Power Trust IV, a Delaware Business Trust (the "Trust") and Curtis Thaxter Stevens Broder & Micoleau LLC (the "Escrow Agent") attached to the Merger Agreement as Exhibit D. Capitalized terms used herein (unless otherwise indicated) shall have the meanings assigned in the Merger Agreement.

          1. The parties have executed the Merger Agreement, the Option Agreement and the other Closing Documents referred to therein to be executed by them and have delivered same to the Escrow Agent to be held in escrow hereunder pending the receipt by the parties of certain consents and other items necessary to satisfy the conditions to the Closing under the Merger Agreement. Such consents include, specifically, the consent of the Federal Energy Regulatory Commission to the transactions contemplated by the Merger Agreement.

          2. The parties to the Merger Agreement hereby agree to amend the Merger Agreement as follows:

Mr. Edward M. Stern
Stephen E. Champagne, Esq.
November 15, 1996
Page 2



          a. The last paragraph of Section 3.2.4 is amended by deleting the phrase "Six Million One Hundred Fifty-Five Thousand Ninety-Four Dollars ($6,155,094)" and inserting the phrase "Six Million Two Hundred Forty-Three Thousand Three Dollars ($6,243,003)" in lieu thereof in order to reflect the parties estimate of a December 2, 1996 Closing Date.

          b. Section 5.4(ii) is amended by deleting the phrase "for the nine month period ended March 31, 1996" and inserting the phrase "for the fiscal year ended June 30, 1996" in lieu thereof.

          c. The second sentence of Section 5.4 is amended by inserting the phrase "and except that the balance sheets and income statements of the Projects do not reflect any allocable portion of the writedown of assets required by SFAS 121 which was recorded on the books of CHI Maine."

          d. Section 5.5 is amended by deleting the phrase "Since March 31, 1996" in the first line thereof and inserting the phrase "Since June 30, 1996" in lieu thereof.

          e.   Section 10.5.4 is amended by:

               (i) deleting the phrase "October 15, 1996" in the second line thereof and inserting "December 31, 1996" in lieu thereof; and

               (ii) placing a period after the end of the parenthetical phrase ending with the word "control" in the fourth line thereof and deleting the remainder of Section 10.5.4.

          3. Each of the General Partner and the Partnership hereby waives the closing condition set forth in Section 7.13 of the Merger Agreement.

          4. The Trust hereby assigns to Ridgewood Electric Power Trust V ("Power Trust V"), a Delaware business trust which is an Affiliate of the Trust, all of the Trust's right, title and interest in, to and under the Option Agreement. Power Trust V hereby accepts such assignment from the Trust, and agrees that effective upon the closing of the Merger Agreement,

Mr. Edward M. Stern
Stephen E. Champagne, Esq.
November 15, 1996
Page 3



                  Power Trust V shall immediately exercise the Trust Option to acquire the Universal Securities (as such terms are defined in the Option Agreement) by payment of the amount of Cash Consideration described in Section l(a) of the Option Agreement. Each of Universal and the Escrow Agent hereby acknowledges that the above assignment is being made in accordance with Section 10.2 of the Option Agreement. 5. Upon receipt of the consent of the Federal Energy Regulatory Commission and the satisfaction (or waiver by the appropriate party) of the other conditions to the Closing of the Merger Agreement, the Escrow Agent will date and file the Certificate of Merger in the Office of the Secretary of State of the State of Delaware, and immediately upon the effectiveness of such filing the Escrow Agent shall make the distributions and transfers described in paragraph 6(d) below.

          6. Contemporaneously with the execution of this letter agreement, each of the Trust and Power Trust V have made a transfer of immediately available funds to the Escrow Agent to be held in escrow hereunder on the following terms:

               a. The amount transferred by each of the Trust and Power Trust V is Six Million Two Hundred Forty-Three Thousand Three Dollars ($6,243,003).

               b. Such funds are to be held by the Escrow Agent and invested in United States Treasury Bills pending the Closing under the Merger Agreement.

               c. In the event that the Closing under the Merger Agreement shall occur after December 2, 1996, each of the Trust and Power Trust V shall deliver to the Escrow Agent an additional sum of Two Thousand Eight Hundred Fifty-Two Dollars ($2,852) for each day after December 2, 1996 that such Closing is delayed.

               d. Upon the effectiveness of the filing of the Certificate of Merger as described in paragraph 5 above, the Escrow Agent will make the following transfers and deliveries to the addresses specified in Section 10.9 of the Option Agreement:

                    (i) to Universal, the sum of (x) Six Million Two Hundred Forty-Three Thousand Three Dollars

Mr. Edward M. Stern
Stephen E. Champagne, Esq.
November 15, 1996
Page 4



                                    ($6,243,003) plus (y) 50% of any amounts received pursuant to Section 6(c) above, which amount represents the payment by the Partnership of the estimated Cash Consideration contemplated by Section 3.2.4 of the Merger Agreement;

                    (ii) to Universal, an Additional sum of (x) Six Million Two
                         Hundred Forty-Three Thousand Three Dollars ($6,243,003) plus (y) 50% of any amounts received by the Escrow Agent pursuant to Section 6(c) above, which amounts represent the payment by Power Trust V (as assignee of the Trust) of the Trust Exercise Price referred to in
                         Section 1 (a) of the Option Agreement;

                    (iii) to each of the Trust and Power Trust V, an amount
                         equal to 50% of the balance of any funds held by the Escrow Agent;

                    (iv) to the Trust, the Trust Deposits (as defined in the
                         Option Agreement);

                    (v) to Power Trust V, deliver the Universal Deposits (as defined in the Option Agreement); and

                    (vi) to each of the Partnership and Universal, at least one executed copy of the Merger Agreement and the other executed Closing Documents held by the Escrow Agent.

               e. If the Closing under the Merger Agreement has not occurred by December 31, 1996, then on January 2, 1997 the Escrow Agent shall (i) return all sums transferred to it by the Partnership and Power Trust V pursuant to paragraph 6(a) above (including any interest earned therein) to the Trust,
                    (ii) deliver the Trust Deposits and the Universal Deposits to the Trust and (iii) destroy the executed copies of the Merger Agreement, Certificate of Merger and other Closing Documents held by the Escrow Agent shall (i) return all sums transferred to it by the Partnership and Power Trust V pursuant to paragraph 6(a) above (including any

Mr. Edward M. Stern
Stephen E. Champagne, Esq.
November 15, 1996
Page 5



                           interest earned therein) to the Trust, (ii) deliver the Trust Deposits and the Universal Deposits to the Trust and (iii) destroy the executed copies of the Merger Agreement, Certificate of Merger and other Closing Documents held by the Escrow Agent.

               f. Each of the Partnership, the Trust, Power Trust V, Universal and the Escrow Agent hereby agree that the provisions set forth in Sections 8, 1 0 and 1 1 of the Option Agreement shall also apply to the escrow created by this paragraph 6, and such provisions are hereby incorporated by reference in their entirety, except that the notice provision in Section 10.9(a) shall be deemed to apply to each of the Partnership, the Trust and Power Trust V.

               7. Upon the closing of the Merger Agreement, Parent will release, and will cause all of the entities owned, controlled or affiliated with Parent to release, CHI Maine from any and all liabilities due to Parent or any of such affiliated entities. The purpose of these releases is to remove from the unaudited balance sheet of CHI Maine as of June 30, 1996, in the form attached as Schedule 5.4 (ii) to the Merger Agreement, the amount of the $14,825,487 item shown as "due to (from) related parties" as a current liability on such balance sheet.

               8. For purposes of calculating the "Adjusted Cash Consideration Statement" referred to section 3.3.1 of the Merger Agreement, such calculation shall under no circumstances include any amount due to Parent or any affiliated entity of Parent.

               9. In the event of any conflict between the provision of this letter agreement and the provisions of the Option Agreement, the provisions of this letter agreement shall control.

          If the foregoing accurately sets forth our agreements, please sign in the space below.


                                                Sincerely yours,

                                             Ridgewood Maine Hydro
                                             Corporation, for itself and as the

Mr. Edward M. Stern
Stephen E. Champagne, Esq.
November 15, 1996
Page 6



                                             General Partner of Ridgewood
                                             Maine Hydro Partners, L.P.



                                             By:   /s/ Robert L. Gold
                                                   ------------------------
                                                   Name
                                                   Title


                                             Ridgewood Electric Power
                                             Trust IV
                                             By:  Ridgewood Power
                                             Corporation, Managing Shareholder



                                             By:/s/ Robert L. Gold
                                                ------------------------
                                                   Name
                                                   Title


                                             Ridgewood Electric Power
                                             Trust V
                                             By:  Ridgewood Power
                                             Corporation, Managing Shareholder



                                             By:/s/ Robert L. Gold
                                                ------------------------
                                                   Name
                                                   Title

Mr. Edward M. Stern
Stephen E. Champagne, Esq.
November 15, 1996
Page 7


Accepted and Agreed:
Consolidated Hydro Maine, Inc.
CHI Universal, Inc.
Consolidated Hydro, Inc.


By:_____________________
      Edward M. Stern
      President


Accepted and Agreed:
Curtis Thaxter Stevens Broder & Micoleau LLC
One Canal Plaza
P.O. Box 7320
Portland, ME  04112


By:____________________________
      Name:
      Title: